Coopers                                          Coopers & Lybrand L.L.P.
& Lybrand
                                                 a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Scudder International Fund, Inc.
   and to the Shareholders of Scudder Emerging Markets Growth Fund:

        In planning and performing our audit of the financial statements and financial highlights of Scudder Emerging Markets Growth Fund (the Fund) for the period from May 8, 1996 (commencement of operations) to October 31, 1996, we considered the Fund's internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the Fund's financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

        The management of Scudder Emerging Markets Growth Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

        Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

        Our consideration of the Fund's internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of October 31, 1996.

        This report is intended solely for the information and use of management of Scudder Emerging Markets Growth Fund and the Securities and Exchange Commission.


                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                COOPERS & LYBRAND L.L.P.
December 5, 1996

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.